Exhibit 99.1

ANNOUNCES

Pasha Announcement

CONFIDENTIAL - EMBARGOED UNTIL SIGNING

WE Soda Announcement – for internal use, press and external stakeholders

We Soda Ltd, (“WE Soda”) the UK incorporated holding company which owns and operates the global soda ash production interests of the Ciner Group of Istanbul, Turkey, announced today that it has signed a definitive agreement to sell 60% of Ciner Resources Corporation (CRC) to Sisecam Chemicals USA Inc., a wholly owned subsidiary of Turkiye Sise ve Cam Fabrikalari A.S. of Istanbul, Turkey (“Sisecam”). CRC owns an approximately 72% limited partner interest in Ciner Resources LP (NYSE: CINR) (“Ciner Resources” or the “Partnership”), as well as its 2% general partner interest and related incentive distribution rights, and so the sale of a controlling interest in CRC, if completed, will result in a change of control for Ciner Resources. WE Soda will use the proceeds of the sale to repay existing indebtedness.

The Ciner Group also announced today that it has signed a definitive agreement to sell 10% of Pacific Soda LLC (“Pacific”) and 60% of Atlantic Soda LLC (“Atlantic”) to Sisecam and to transfer its remaining 40% interests in Atlantic and Pacific to WE Soda. Prior to the announced sale, Sisecam already owned a 50% interest in Pacific and so the announced transaction will take Sisecam’s combined interest to 60% in both Atlantic and Pacific, with the intent that they will be developed together as a greenfield soda ash production facility located in Wyoming, USA. When fully developed, the facility will operate as a production joint venture between Sisecam and WE Soda delivering over 5 million metric tonnes of soda ash per year using solution extraction technology developed by WE Soda at its existing production facilities in Turkey.

Sisecam has over 80 years of history and is one of the largest industrial publicly listed companies based in Turkey. With production facilities in four continents and 14 countries, Sisecam is one of the largest glass producers in the world. Sisecam has been a partner with the Ciner Group in Pacific since 2019 and a long-term customer of WE Soda for over a decade. Completion of the announced transactions is expected to take place before year end 2021 and, once completed, Sisecam will have operating control over CRC and both Atlantic and Pacific. WE Soda will remain as a long-term supportive shareholder providing technological and engineering development know-how and expertise.

Commenting on the announced transactions, Alasdair Warren, CEO of WE Soda said “We are delighted to have signed this deal with Sisecam. They have been a strong and trusted partner of WE Soda and the Ciner Group for many years and we look forward to continuing our joint development of Pacific and Atlantic together.”